Exhibit 99.2

Conference Call Script

Purdue Licensing and Collaboration Agreement

August 3, 2009, 8:30 am Eastern Time

Executives:

Glenn Oclassen – President and CEO

Thomas Soloway – VP and CFO

Thomas Soloway

Thank you Operator and good morning everyone. My name is Tom Soloway and I am the Chief Financial Officer of Transcept. Thank you for joining us today to discuss our recently signed License and Collaboration Agreement with Purdue Pharma for the commercialization of our lead product candidate, Intermezzo®, in the United States. Joining me on the call today is Glenn Oclassen, our President and Chief Executive Officer.

Yesterday we issued a press release and today we filed a Form 8-K with the SEC providing details of the collaboration. Both of these documents can be found on our website at www.transcept.com. In addition, a webcast of this call will be available on our website beginning shortly after the conclusion of this call and will be archived there until September 7, 2009.

We remind you that this conference call contains forward-looking statements that are intended to be covered under the safe harbor provided by the Private Securities Litigation Reform Act. Examples of these forward looking statements include, but are not limited to, statements regarding expected timing of potential FDA approval of our New Drug Application for Intermezzo®, including the PDUFA date, potential future royalties and milestones under the License and Collaboration Agreement with Purdue Pharma, the roles of Transcept and Purdue Pharma under the License and Collaboration Agreement, the potential for Intermezzo® to be the first prescription sleep aid approved for middle of the night awakening, plans and expectations for commercialization of Intermezzo®, expectations regarding potential ex-U.S. marketing collaborations, plans for development of internal sales and marketing capacity, the size and scope of potential markets for Intermezzo®, expectations regarding Purdue Pharma’s prioritization of Intermezzo® marketing efforts and expansion of its sales force, expected dosage strengths of Intermezzo®, and the potential for Intermezzo® to reduce sedative-hypnotic exposure and other potential benefits of Intermezzo®. These forward-looking statements are based on the information available to us today. We may not actually achieve the plans, carry out our intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially. We assume no obligation to update these statements as circumstances change, except as required by law. For additional information please see the forward looking statement section in last night’s press release and the “Risk Factors” sections of our Annual Report on Form 10-K, and the 10-Q that was filed on May 15th.

I will now turn the call over to Glenn Oclassen, the Chief Executive Officer of Transcept Pharmaceuticals.

Glenn Oclassen:

Thank you, Tom, and thank you all for joining us this morning.

Our agreement with Purdue Pharma for the commercialization of Intermezzo® in the United States is the most important commercial event in Transcept history and a major validation of the Intermezzo® market opportunity. The terms of our collaboration will add to our already significant cash reserves, create the potential for significant royalty and milestone revenue, and align us with a powerful U.S. marketing partner. Transcept has also granted Purdue exclusive negotiation rights with respect to Canada and Mexico, however we have retained the rights to commercialize Intermezzo® in the rest of the world. Most importantly, the agreement also provides Transcept with the option to co-promote Intermezzo® to psychiatrists in the United States, which supports our long-term goal of becoming a fully-integrated pharmaceutical company focused on proprietary products that address important therapeutic needs in the field of neuroscience.

On our call this morning we’ll provide an overview of Intermezzo® and its market potential, review the terms of our agreement with Purdue, discuss our view of the benefits the agreement offers to Transcept and our stockholders and, finally, take questions from you.

Intermezzo® is a uniquely designed sublingual low dose formulation of zolpidem that we believe has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. On September 30, 2008, we submitted a New Drug Application for Intermezzo® to the FDA, and the Agency has established October 30, 2009 as the PDUFA action date for the review of this NDA.

Waking up in the middle of the night is the insomnia symptom most frequently reported in the general population. Based on a recently published study of nearly 9,000 individuals, the Stanford Sleep Epidemiology Research Center has estimated that approximately one-third of adults in the United States experience middle of the night awakenings at least three times each week. This study concluded that more than 90 percent of those subjects who experienced middle of the night awakenings reported that this insomnia symptom persisted for at least six months, and approximately 11 percent had consulted a physician with regard to this sleep condition. Obviously, if Intermezzo® is approved, this latter group would form an important target for future commercialization efforts. It is interesting to note that in the Stanford study, fewer than 25 percent of those experiencing frequent middle of the night awakenings reported difficulty going to sleep at bedtime.

The FDA has not previously approved any sleep aid specifically for use at the time a middle of the night awakening occurs. The most commonly prescribed sleep aids are formulated at doses that are sufficiently high to require that patients be able to spend seven to eight hours in bed after dosing. Although such products can be used at bedtime to prevent a middle of the night awakening, their higher doses and prolonged duration of action make them unsuitable for use in the middle of the night at the time an awakening occurs, as this may increase the risk of residual sedative effects the next morning.

Middle of the night awakenings typically do not occur every night, thus treating this problem at bedtime with a seven-to-eight hour high-dose sleep aid requires that patients either guess successfully regarding which nights an awakening might occur, or they have to use a long-acting sleep aid every night. As a result, many patients may use a sleep aid more often than necessary and at higher doses than necessary. We believe that Intermezzo®, by combining our uniquely designed low dose formulation of zolpidem with administration only on those nights and at that time a middle of the night awakening actually occurs, has the potential to reduce unnecessary sedative-hypnotic exposure.

Intermezzo® utilizes a proprietary sublingual formulation intended to accelerate the absorption of zolpidem, which is the most frequently prescribed sleep aid in the United States. According to IMS Health, more than one billion zolpidem tablets were prescribed in the U.S. in 2008. Based on the available scientific literature, we believe that Intermezzo® contains the lowest dose of zolpidem that has been shown to induce sleep in a manner statistically superior to placebo. If approved, Intermezzo® is expected to be available in doses that are 65% and 72% lower than the comparable doses of Ambien® and AmbienCR®, respectively. Our proprietary formulation facilitates rapid absorption so that when taken in the middle of the night patients can return to sleep quickly, but yet employs a dose that is low enough that patients can awaken the next morning without residual effects. This was demonstrated in two Phase 3 clinical trials wherein Intermezzo® enabled patients to return to sleep rapidly after a middle of the night awakening, and yet wake up four hours later with residual effects that were not significantly different from those of placebo.

If approved with the requested indication for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep, Intermezzo® is expected to have the first truly differentiated indication statement in the sleep aid market in many years. Thus, we anticipate Intermezzo® will be strongly positioned in the insomnia market in the United States, and we also see a significant opportunity for this innovative insomnia treatment strategy in the rest of the world.

We have consistently stated our belief that a strong marketing partner is critical to maximize the value of Intermezzo®. Identifying the right partner to launch Intermezzo® in the United States has been a top 2009 priority for us, and our agreement with Purdue is truly a transforming event for Transcept. This collaboration enables Transcept to leverage the proven capability of an accomplished organization committed to making the substantial investment necessary to commercialize Intermezzo® in the United States. This agreement further strengthens our financial position and now enables us to focus more attention on pursuing opportunities with commercialization partners in the rest of the world.

Most of you know Purdue Pharma as one of the largest, most successful and firmly established pharmaceutical companies in North America, with 2008 revenue exceeding $2 billion. Purdue has a broadly integrated U.S. commercial organization, a strong position in the primary care market and a growing pharmaceutical sales capability. We believe Purdue possesses the expertise, infrastructure, relationships, and resources that will enable us to successfully commercialize Intermezzo® in the U.S. insomnia market.

As we evaluated potential partners, our goal was to identify a company with a substantial U.S. primary care marketing capability to launch Intermezzo®. Purdue earned its reputation in primary care by building a dominant franchise in the pain category, and raising broad awareness of its products among internists and primary care physicians. Purdue has demonstrated its ability to successfully compete against larger pharmaceutical companies in sizable markets. While insomnia represents a new indication within Purdue’s portfolio, there is an important overlap between the top prescribers of pain medications and the top prescribers of insomnia therapeutics. We believe this puts Purdue in an excellent position to leverage and build upon its existing relationships in launching and marketing Intermezzo®.

In the course of our search for the right partner, we were looking for a U.S. company with an effective sales force and a strong track-record with managed care. Purdue has an integrated infrastructure that extends broadly from field sales and medical education to managed care and national accounts. Purdue plans to expand its sales team in connection with the commercialization of Intermezzo® and to employ this entire expanded sales team to promote Intermezzo®. This field sales effort will be supported by the Purdue managed care and national accounts groups which already have solid relationships in place with key payors and distribution channels.

In structuring our relationship, an additional goal was to ensure that this agreement would support our ability to become an integrated specialty pharmaceutical company, while ensuring maximum control over how we manage and invest our resources. Of significant importance is the fact that our agreement with Purdue allows Transcept to co-promote Intermezzo® to U.S. psychiatrists. If we execute this co-promotion option, Transcept will receive an additional double digit royalty on sales generated by psychiatrists in the U.S. market. Transcept may begin co-promoting Intermezzo® as early as one year after launch, and this option provides us with the ability to pick the most economically opportune time to begin building our sales and marketing capability. We began a full scale Intermezzo® market research and marketing planning program over a year ago. Using that as a foundation, we have already begun to work with Purdue to prepare for the launch of Intermezzo® and we look forward to working in collaboration with Purdue to maximize our success in the market place.

I would now like to turn the call over to Tom Soloway, our Chief Financial Officer, who will take us through the key financial terms of the collaboration agreement.

Thomas Soloway:

Thanks Glenn and good morning everyone.

In addition to the joint press release we issued with Purdue last night, Transcept has filed a Form 8-K with the SEC that describes key provisions of the agreement, which are as follows:

Transcept has granted Purdue an exclusive license to market, sell and distribute Intermezzo® in the United States. Under the terms of this agreement Transcept is responsible for managing the process leading to NDA approval and the associated expenses. Upon approval Transcept will transfer the Intermezzo® NDA to Purdue, after which Purdue is obligated to maintain the NDA at its expense. Purdue is responsible for funding all primary care physician and patient related Intermezzo® marketing and selling expenses.

Transcept has also granted Purdue exclusive negotiation rights with respect to Canada and Mexico, however we have retained the rights to commercialize our product in the rest of the world. A key provision of this agreement is that Transcept retains the option to co-promote Intermezzo® to psychiatrists in the United States.

Under the terms of the agreement, Transcept is eligible to receive tiered double-digit royalties on all sales of Intermezzo® in the United States, an up-front non-refundable $25 million cash payment, and up to an additional $120 million in potential milestone payments.

The royalties are structured as follows:

•

Purdue will pay Transcept a double-digit base royalty that ranges up to the mid twenty percent level of U.S. net sales of Intermezzo®. The royalty rate is determined by a combination of milestones related to the issuance of patents and the achievement of sales targets within each calendar year.

•

Under the terms of the co-promotion option, Transcept would receive an additional double-digit royalty on net sales of Intermezzo® to psychiatrists in the United States once the Transcept sales team begins to co-promote the product. This co-promotion royalty would be in addition to the base royalty on all U.S net sales. The co-promotion royalty rate depends upon the length of time between product launch and the date we exercise the co-promotion option. Transcept may begin co-promoting Intermezzo® with Purdue as early as one year after launch, and as late as 55 months after launch.

Turning now to the cash payments for Transcept, these are structured as follows:

•	Transcept will receive a non-refundable $25 million cash payment from Purdue within the next 10 business days.

•

Transcept is eligible to receive an additional payment of up to $30 million following FDA approval of Intermezzo®. This payment and remaining milestone payments are subject to Purdue’s decision to continue with the agreement following its review of the FDA approval. In the event that the timing of FDA approval extends beyond June 30, 2010, the regulatory milestone begins declining $2 million per month.

•

Transcept is also eligible to receive up to an additional $90 million in future milestone payments related to the issuance of patents and upon the achievement of certain U.S. net sales targets, provided Purdue elects to continue with the commercialization of Intermezzo® after FDA approval of Intermezzo®.

With that brief review, I will now turn the call back over to Glenn for some closing comments.

Glenn Oclassen:

Thanks Tom.

Obviously, we are very excited about the opportunity to work with Purdue and the fact that this opportunity is driven by our success in creating and developing Intermezzo®. We conducted a thorough and competitive partner selection process, and believe we have found the ideal partner for the U.S. commercialization of Intermezzo®. Purdue has a proven sales and marketing organization, with what we believe is the optimal combination of resources, expertise and relationships to drive product awareness, distribution and prescriptions in the primary care market. If approved by the FDA, we are confident that Intermezzo® will occupy a prominent position in the Purdue product portfolio and in the U.S. insomnia market.

The agreement provides Transcept substantial near-term and potential long-term access to non-dilutive capital, and the opportunity to focus on the key development, licensing and commercialization activities necessary to achieve our goals. With the U.S. marketing agreement in place, we can now work with Purdue to maximize the value of Intermezzo® as an innovative new insomnia therapeutic, and be able to turn our attention to establishing partnerships in other markets around the world. We will now be focusing our internal product development and in-licensing activities on products that complement the specialty marketing and sales opportunity created by the Intermezzo® co-promote option.

Before we move to the Q&A, I would like to thank the employees of Transcept for their tireless efforts in developing Intermezzo® and securing this partnership with Purdue. Without our team’s energy and enthusiasm today’s announcement would not have been possible. I would also like to thank Purdue management for their strong interest in Intermezzo® and their collaborative spirit. We look forward to working together with them to introduce this exciting new therapy for insomnia patients who awaken in the middle of the night and have difficulty returning to sleep.

With that, I would like to open the call to questions.

Operator?

Ambien® and AmbienCR® are registered trademarks of sanofi-aventis Group.